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                             CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT (the "Agreement") is entered into as of February 19, 1999 by and between Oliver L. North, an individual (North) and Guardian Technologies International, Inc., a Delaware corporation
("Guardian").

In consideration of the mutual promises set forth herein, the sufficiency of which is hereby acknowledged by each of the parties hereto, the parties hereby agree as follows:

     1. CONSULTING SERVICES. North hereby agrees to provide and perform for the benefit of Guardian certain consulting services ("Services"), as more fully set forth on Exhibit A attached hereto and incorporated herein by this reference, or as may be requested by Guardian from time to time and described in a supplement to Exhibit A approved by each of the parties hereto (a "Supplement"), and Guardian hereby hires and engages North to provide the Services.

     2. CONSIDERATION FOR SERVICES. As consideration for the Services, Guardian shall pay North an amount equal to five thousand dollars ($5,000) per month payable in advance on the first day of each month. In addition, Guardian shall issue North 4,167 shares of common stock per month (total of 50,000 shares). Guardian will be under no obligation to pay or reimburse North for any additional services or for any costs or expenses incurred in connection with the Services, except upon Guardian's prior written approval thereof.

     3. COMPLETION OF TASKS; TERM OF AGREEMENT. The term of this Agreement shall be effective as of February 19, 1999, and shall continue until February 19, 2000.

     4. INDEPENDENT CONTRACTOR STATUS. The relationship of Consultant to the Company is that of an independent contractor, and nothing herein shall be construed or deemed as creating any other relationship. As an independent contractor, Consultant shall have the sole responsibility for paying taxes, workers compensation, employee benefits (if any), and all similar obligations, and shall be charged with performing the Services and completing the Tasks in the way that Consultant deems the most feasible or desirable in order to accomplish the Tasks in the most efficient manner possible.

     5. NOTICES, ETC. All notices, demands, and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile or similar transmission) and mailed (by certified mail, return receipt requested), sent, or delivered (including by way of overnight courier service), (i) if to Guardian, to 11 Sundial Circle, P.O. Box 3618, Carefree, AZ 85377, and in the case of facsimile transmission, to telecopy no.
(480) 488-2384, in each case to the attention of J. Andrew Moorer; and if to North, to 867 River Road, Bluemont, VA 20135, and in the case of facsimile transmission, to telecopy no. (703) 444-7937, in each case to the attention of Oliver L. North, or, as to each party, to such other person and/or at such other address or number as shall be designated by such party in a written notice to the other party. All such notices, demands, and communications shall be effective when sent; provided, however, that if sent by facsimile transmission, notices, demands, and other communications shall be confirmed by same day certified mail, return receipt requested.

     6. AMENDMENTS, ETC. No modification, amendment, or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by each of the parties hereto. Any waiver of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

     7. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding and agreement between the parties and supersedes all previous understandings, agreements, communications, and representations, whether written or oral, concerning the treatment of information and other matters to which this Agreement relates.

     8. NO WAIVER; REMEDIES. No failure on the part of any party to this Agreement to exercise, and no delay in exercising, any right, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

     9. SEVERABILITY. Any provision of this Agreement which is prohibited, unenforceable, or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability, or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability, or legality of such provision in any other jurisdiction.

     10. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware.

     12. CAPTIONS. The captions contained in this Agreement are for convenience only and shall not affect the construction or interpretation of any provisions of this Agreement.

     13. COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. One or more counterparts of this Agreement may be delivered via telecopier with the intention that they shall have the same effect as an original executed counterpart hereof.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Oliver L. North               Guardian Technologies International, Inc.,
an individual                 a Delaware corporation

By:_________________________  By:__________________________________

Its:________________________  Its:_________________________________

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                                   EXHIBIT A

SERVICES

1.   Corporate Strategy

2.   Sales & Marketing

3.   Armor Manufacturing